Exhibit 99.1

NOTICE OF REDEMPTION TO THE HOLDERS OF THE

7.50% Notes due 2022

of Newtek Business Services Corp.

(CUSIP No. 652526 302; NASDAQ: NEWTZ)*

Redemption Date: August 29, 2019

NOTICE IS HEREBY GIVEN, pursuant to Section 1104 of the Indenture dated as of September 23, 2015 (the “Base Indenture”), between Newtek Business Services Corp., a Maryland corporation (the “Company”), and U.S. Bank National Association (the “Trustee), and Section 1.01(h) of the First Supplemental Indenture dated as of September 23, 2015 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem, in full, the 7.50% Notes due 2022 (the “Notes”). The Company will redeem all of the issued and outstanding Notes ($8,324,000 in aggregate principal amount) in full on August 29, 2019 (the “Redemption Date”). The redemption price for the Notes equals $25 in principal amount per Note being redeemed (or $8,324,000 in aggregate principal amount of the Notes), plus the accrued and unpaid interest thereon from June 30, 2019, through, but excluding, the Redemption Date (the “Redemption Payment”). The aggregate accrued interest on the Notes payable on the Redemption Date will be approximately $102,315.84 (or approximately $0.3073 on each $25 principal amount of the Notes).

On the Redemption Date, the Redemption Payment will become due and payable to the Holders of the Notes. Interest on the $8,324,000 in principal amount of Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Payment with respect to such Notes, the only remaining right of the Holders with respect to such Notes will be to receive payment of the Redemption Payment upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent. Notes held in book-entry form will be redeemed and the Redemption Payment with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

Questions relating to this notice of redemption should be directed to U.S. Bank National Association via telephone at 1-800-934-6802. Payment of the Redemption Payment to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail: U.S. Bank Global Corporate Trust 111 Fillmore Avenue E. St. Paul, MN 55107 Attention: Newtek Business Services Corp. (7.50% Notes Due 2022)

*  The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the noteholders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the Notes or as indicated in this Notice of Redemption.

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to withhold twenty-four percent (24%) of any gross payment to a holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Newtek Business Services Corp.
Dated: July 30, 2019	By: U.S. Bank National Association, as Trustee and Paying Agent